UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 25, 2013

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	0-21154	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive
Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

(919) 407-5300
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant

The Audit Committee of the Board of Directors of Cree, Inc. (the “Company”) conducted a comprehensive, competitive process to determine the Company’s independent registered public accountant for the Company’s fiscal year ending June 29, 2014. The Audit Committee invited national accounting firms to participate in this process, including Ernst & Young LLP, the Company’s then independent registered public accountant. As a result of this process, on November 25, 2013, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant, subject to completion of its standard client acceptance procedures and execution of an engagement letter. This action effectively dismissed Ernst & Young LLP as the Company’s principal independent registered public accountant as of November 25, 2013.

The audit reports of Ernst & Young LLP on the Company’s financial statements as of and for the fiscal years ended June 30, 2013 and June 24, 2012 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

The audit reports of Ernst & Young LLP on the effectiveness of internal control over financial reporting as of June 30, 2013 and June 24, 2012 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended June 30, 2013 and June 24, 2012, and the subsequent interim period through November 25, 2013: (1) the Company had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its reports; and (2) there have been no “reportable events” (as defined in Regulation S-K Item 304(a)(1)(v)).

During the fiscal years ended June 30, 2013 and June 24, 2012, and the subsequent interim period through November 25, 2013, the Company did not consult with PricewaterhouseCoopers LLP regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (2) any matter that was the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions to such item) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Ernst & Young LLP with a copy of this Current Report on Form 8-K prior to its filing with the United States Securities and Exchange Commission (“SEC”) and requested that Ernst & Young LLP furnish to the Company a letter addressed to the SEC stating whether or not Ernst & Young LLP agrees with the above statements and, if not, stating the respects in which it does not agree. Ernst & Young LLP has provided the Company with a letter to the SEC, which is filed as Exhibit 16.1 hereto.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Effective December 2, 2013, the Company appointed Mr. Norbert W. G. Hiller, formerly the Company’s Executive Vice President–LEDs, as Executive Vice President–Lighting. Mr. Tyrone D. Mitchell, Jr., Ph.D., formerly the Company’s Executive Vice President–Lighting, was appointed as the Vice President of Operations–Lighting, and Mr. David Emerson, Ph.D., was appointed as the Vice President–LEDs.

(d) On November 25, 2013, the Board of Directors of the Company elected Anne C. Whitaker as a member of the Company’s Board of Directors and appointed Ms. Whitaker as a member of the Board’s Compensation Committee and Governance and Nominations Committee, with such appointments effective as of December 2, 2013.

The Company will compensate Ms. Whitaker for her services as a director in accordance with the Non-Employee Director Compensation Schedule attached as Exhibit 10.1 to this report and incorporated by reference herein. Pursuant to these arrangements, on December 2, 2013, the Company granted Ms. Whitaker an option to purchase 4,000 shares of the Company’s common stock at a price of $57.36 per share (the closing price of the Company’s common stock on such date) and issued Ms. Whitaker 4,000 restricted stock units to acquire shares of the Company’s common stock. The Company granted the option and restricted stock units under its 2013 Long-Term Incentive Compensation Plan; each award vests in three equal installments on each of the first, second and third anniversaries of the grant date, subject to continued service with the Company. In addition, commencing with the Company’s third fiscal quarter, the Company will pay Ms. Whitaker a cash retainer in advance at the quarterly rate of $8,750 for service as a member of the Board of Directors, $2,500 for service as a member of the Compensation Committee, and $1,250 for service as a member of the Governance and Nominations Committee; on December 2, 2013, the Company paid Ms. Whitaker a portion of these retainers for the Company’s second fiscal quarter, prorated based on the number of days remaining in the Company’s second fiscal quarter.

The press releases issued by the Company on December 2, 2013 announcing the appointment of (i) Mr. Hiller as Executive Vice President–Lighting and (ii) Ms. Whitaker to the Board of Directors are included as Exhibit 99.1 and Exhibit 99.2, respectively, to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated December 2, 2013
99.2	Press Release dated December 2, 2013
10.1	Schedule of Compensation for Non-Employee Directors
16.1	Letter dated December 2, 2013 of Ernst & Young LLP to the SEC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREE, INC.

By:	/s/ Michael E. McDevitt
Michael E. McDevitt
Executive Vice President and Chief Financial Officer

Date: December 2, 2013

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated December 2, 2013
99.2	Press Release dated December 2, 2013
10.1	Schedule of Compensation for Non-Employee Directors
16.1	Letter dated December 2, 2013 of Ernst & Young LLP to the SEC